Calculation of Filing Fee Tables
S-8
SEACOAST BANKING CORP OF FLORIDA
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.10 par value	457(a)	1,000,000	$ 28.69	$ 28,690,000.00	0.0001531	$ 4,392.44
Total Offering Amounts:						$ 28,690,000.00		$ 4,392.44
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 4,392.44
Offering Note
[1]	(1)Represents shares that may be issued under the Seacoast Banking Corporation of Florida Amended 2021 Incentive Plan, as amended (the "Plan"), including such additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the Plan. (2)Determined pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the "Securities Act"), solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Company's common stock ("Common Stock") on the Nasdaq Global Select Market on July 16, 2025. (3)The Registrant does not have any fee offsets.